Exhibit 99.3
FOR IMMEDIATE RELEASE
Brookdale Announces Pricing of $275 Million of Convertible Senior Notes Due 2018
Nashville, TN., June 9, 2011 — Brookdale Senior Living Inc. (NYSE: BKD) (the “Company”) announced today that it has priced its previously announced underwritten public offering of $275 million aggregate principal amount of 2.75% Convertible Senior Notes due 2018 (the “Notes”). The Company anticipates that the offering will close on or around June 14, 2011, subject to customary closing conditions. In addition, the Company has granted the underwriters a 13-day option to purchase up to an additional $41.25 million of the Notes sold solely to cover over-allotments.
The Notes will be convertible into cash, shares of the Company’s common stock, par value $0.01 per share, or a combination of cash and shares, at the Company’s option, based on an initial conversion rate of 34.1006 shares of the Company’s common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $29.325 per share of the Company’s common stock. While this represents an approximately 27.5% conversion premium over the closing price of the Company’s common stock on June 8, 2011 of $23.00 per share, the effect of the convertible note hedge and warrant transactions described below will be to increase the effective conversion premium of the Notes to 75% above today’s closing price of the Company’s common stock, or to $40.25 per share. The conversion rate and the conversion price will be subject to customary anti-dilution adjustments upon occurrence of certain events, such as distributions of dividends or stock splits.
The Company intends to use a portion of the net proceeds of the offering to pay the Company’s cost of the convertible note hedge transactions described below, taking into account the proceeds to the Company of the warrant transactions described below, and to use the balance of the net proceeds of the offering (i) to repay, together with the proceeds from a proposed mortgage loan, a portion of the Company’s outstanding mortgage indebtedness, (ii) to pay fees and expenses related to the offering of the Notes, and (iii) for general corporate purposes.
Concurrently with the pricing of the Notes, the Company has entered into privately negotiated convertible note hedge transactions with certain financial institutions (the “hedge counterparties”). The strike price of the convertible note hedge transactions is equal to the initial conversion price of the Notes. The convertible note hedge transactions will cover, subject to customary anti-dilution adjustments, the number of shares of the Company’s common stock that will initially underlie the Notes, and are intended to reduce the dilutive impact of the conversion feature of the Notes on the Company’s outstanding shares of common stock. The Company has also entered into privately negotiated warrant transactions with the hedge counterparties initially relating to the same number of shares of the Company’s common stock and having a strike price of $40.25 per share, subject to customary anti-dilution adjustments, which is 75% higher than the closing price of the Company’s common stock on June 8, 2011. The warrant transactions could have a dilutive effect to the extent that the price per share of the Company’s common stock exceeds the applicable strike price of the warrant. If the underwriters exercise their over-allotment option to purchase additional Notes, the Company expects to increase the number of shares underlying the convertible note hedge transactions and the warrant transactions, in each case on a pro rata basis.
The Company has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the registration statement and preliminary prospectus supplement in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering.
BofA Merrill Lynch, J.P. Morgan Securities LLC and RBC Capital Markets, LLC are acting as joint book running managers for the offering of the Notes. To obtain a copy of the prospectus and the preliminary prospectus supplement for this offering, please contact BofA Merrill Lynch at 4 World Financial Center, New York, NY 10080, or by email at dg.prospectus_requests@baml.com, J.P. Morgan Securities LLC c/o Broadridge Financial Solutions at 1155 Long Island Avenue, Edgewood, NY 11717, or RBC Capital Markets, LLC, Attn: Equity Syndicate at Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281. Alternatively, you may also obtain these documents for free by visiting the SEC website at www.sec.gov.
This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a prospectus and any prospectus supplements thereto.
About Brookdale Senior Living
Brookdale Senior Living Inc. is a leading owner and operator of senior living communities throughout the United States. The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents. The Company owns and operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with 558 communities in 33 states and the ability to serve over 51,000 residents as of March 31, 2011.
Safe Harbor
Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, all statements concerning the proposed mortgage loan and all statements concerning the proposed offering of convertible senior notes. Words such as “expect(s)” and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements. We can give no assurance that our expectations will be attained. Factors that could cause actual results to differ materially from our expectations include, but are not limited to, the risk that we may not be able to satisfy the conditions and successfully complete the proposed mortgage loan or notes offering (or on the terms presently anticipated); and other risks detailed from time to time in our filings with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Such forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:
Brookdale Senior Living Inc.
Ross Roadman 615-564-8104